Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SGX PHARMACEUTICALS, INC.
ARTICLE I
NAME
          The name of the Corporation is SGX Pharmaceuticals, Inc. (hereinafter the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
          The registered office of the Corporation in the State of Delaware is located at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904. The registered agent of the Corporation at such address is National Registered Agents, Inc.
ARTICLE III
CORPORATE PURPOSE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
CAPITAL STOCK
          The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred (100) shares, which shall be shares of common stock with the par value of one cent ($0.01) per share.
ARTICLE V
RESERVATION OF RIGHT TO AMEND BYLAWS
          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

ARTICLE VI
ELECTION OF DIRECTORS
          The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.
ARTICLE VII
LIMITATION ON LIABILITY
          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal, modification or amendment of the provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal, modification or amendment.
ARTICLE VIII
RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION
          The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.
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